877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES POSITIVE DRILLING RESULTS AND COMPLETION INITIATIVE ON ITS FIRST WELL WITH HOUSTON ENERGY, L.P.

Spudding of Second Well with Houston Energy, L.P. expected within 7 days

RIVERTON, Wyoming – June 8, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today announced that its partner Houston Energy, L.P. (HE), has reached contract depth of 11,100 ft on the first well drilled with HE.  Two productive zones have been identified with approximately 35 ft. of net pay and preliminary analysis indicates the well is commercially productive and completion operations are under way.  Production from the well is expected to commence within the next 60 to 90 days.  Actual production rates from the well will be announced at that time.  There are two additional prospective drill sites in this area of mutual interest with HE.  Further data collected from this well will be evaluated to determine future drilling activity.

Under the terms of the participation agreement previously announced, USE is responsible for 10% of the costs to drill this initial well to earn an 8.5% after casing point working interest (6.2% net revenue interest).  There is also a 10% after prospect payout (APO) back-in working interest due to the operator, which will reduce USE’s working interest to 7.65% (5.6% net revenue interest) APO.

Press Release
June 8, 2009

After setting the production casing on this well, the same drilling rig will be mobilized to spud a well at a second prospect area within 7 business days.  Under the terms of this second agreement, USE will be responsible for 11.11% of the costs of this initial test well to earn an 8.33% after casing point working interest (6.1% net revenue interest).  USE’s initial commitment under the agreement is approximately $96,000 to the casing point.  There is an initial planned drilling depth of approximately 8,000 feet, and HE believes this well has a resource potential of 4BCF and 280 MBO.  Drilling is expected to take approximately 15 days, with results to follow.

“We are pleased with the results of our first well with Houston Energy,” stated Keith G. Larsen, CEO of U.S. Energy Corp.  “With better rig rates, U.S. Energy Corp. and its partners plan to continue drilling throughout the remainder of 2009.  This is another step forward for the company in achieving its stated goals of adding production and reserves to the company’s balance sheet along with recurring revenues,” he added.

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Press Release
June 8, 2009

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com